CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Post-Qualification Amendment No. 1 to the Offering Statement on Form 1-A of Crowdcasting Inc. (File No. 024-12738) of our Independent Auditor's Report dated March 17, 2026, relating to the financial statements of Crowdcasting Inc. as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from April 30, 2024, inception, through December 31, 2025, and the related notes to the financial statements.

We also consent to the reference to our firm under the heading "Experts" in the Offering Circular included in such Post-Qualification Amendment No. 1.

CF Audits LLC

/s/ Amjad Abu Khamis

Amjad Abu Khamis

Certified Public Accountant, NH 08224

CF Audits LLC

159 Main Street, Suite 100

Nashua, New Hampshire 03060

603-607-7600

cpa@cfaudits.com

Date: July 27, 2026